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                                                                  EXHIBIT 3.3(b)

     STATE OF DELAWARE
    SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 12/03/1997
   971411820 -- 2612001



                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                               TCI HOLDINGS CORP.



         TCI HOLDINGS CORP., a corporation organized and existing under and by virtue of the general corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

         FIRST. That the Board of Directors of said corporation, at a meeting duly convened and held, adopted the following resolution:


         RESOLVED, that the Board of Directors hereby declares it advisable and in the best interest of the Company that Article FIRST of the Certificate of Incorporation be amended to read as follows:

         FIRST. The name of the corporation shall be: Telex Communications, International, Ltd.


         SECOND. That the said amendment has been consented to and authorized by the holder so a majority of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         THIRD. That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by John A. Palleschi, Vice President and Secretary, this 3rd day of December, 1997.

                                               /s/ JOHN A. PALLESCHI
                                               ---------------------
                                               Authorized Officer